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                                                                    Exhibit 99.1

[THE HOME DEPOT LOGO]


                   THE HOME DEPOT NAMES ANGELO MOZILO TO BOARD

         ATLANTA, FEBRUARY 3, 2006 -- The Home Depot(R), the world's largest home improvement retailer, today announced the appointment of Angelo Mozilo, 67, chairman and chief executive officer of Countrywide Financial Corporation, to the company's board of directors. In addition, the company announced that Dick Brown, 58, will retire from The Home Depot board and not stand for re-election when his term expires in May 2006.

         "Angelo is a great addition to our outstanding board, bringing tremendous knowledge of banking, securities, real estate and casualty insurance," said Bob Nardelli, chairman, president & CEO. "He co-founded Countrywide Financial Corporation on the principle that every family in America desiring to achieve the dream of home ownership should have the opportunity to do so."

         "We thank Dick Brown for his five years of service and leadership, and his expertise in information technology," said Nardelli. Brown is retiring from the board to accommodate the increasing demands of his professional responsibilities.

         With these changes, The Home Depot board will consist of 12 members through its next Annual Meeting of Shareholders in May 2006. The 12-member board will include 11 outside directors, 10 of whom are independent, representing one of the highest percentages of independent directors in corporate America.

         Mozilo founded Countrywide Financial Corporation in 1969. Today, the company is a global leader in residential finance and related services, and is a member of the S&P 500, Fortune 500 and Forbes Global 2000, with more than 800 offices operating on three continents.

         Brown served as chairman of the board and chief executive officer of Electronic Data Systems Corporation (EDS) from 1999--2003. Before his appointment at EDS, he served as chief executive of Cable & Wireless PLC in London and as a member of its board of directors.

         Founded in 1978, The Home Depot(R) is the world's largest home improvement specialty retailer and the second largest retailer in the United States, with fiscal 2004 sales of $73.1 billion. The company employs approximately 345,000 associates and has 2,046 stores in all 50 states, the District of Columbia, Puerto Rico, 10 Canadian provinces and Mexico. The Home Depot has been recognized by FORTUNE as the No. 1 Most Admired Specialty Retailer for 2005. Its stock is traded on the New York Stock Exchange (NYSE:HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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Financial Community                              News Media
Diane Dayhoff                                    Jerry Shields
Vice President of Investor Relations             Senior Public Relations Manager
(770) 384-2666                                   (770) 384-2741
diane_dayhoff@homedepot.com                      jerry_shields@homedepot.com